March 31, 2010

American Israeli Shared Values Trust 207 East 83rd Street New York, NY 10028

Re:  American Israel Shared Values Trust,  File Nos. 811-22119 and 333-146077

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the American Israeli Shared Values Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 under the Securities Act of 1933, Amendment No. 4 under the Investment Company Act of 1940 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

THOMPSON HINE LLP

DSM

727992.1